Exhibit 1.258 - Certificate of Incorporation of Master Containers, Inc.

ARTICLES OF INCORPORATION
OF
MASTER CONTAINERS, INC.
FIRST: The name of this corporation is MASTER CONTAINERS, INC.
SECOND: The general nature of the business to be transacted is this corporation is to produce and sell expandable polystyrene products
THIRD: The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is Fifty Thousand shares (50,000) of class “A” voting stock having a par value of ten cents (.10¢) per share and Fifty Thousand shares (50,000) of class “B” non-voting stock having a par value of ten cents (.10¢) per share.
FOURTH: The amount of capital with which this corporation will begin business is Five Hundred Dollars ($500.00).
FIFTH: This corporation is to exist perpetually.
SIXTH: The initial post office address of the principal office of this corporation in the State of Florida is 910 Arcade Building, 129 South Kentucky Avenue, Lakeland, Florida. The Board of Directors may from time to time move the principal office to any other address in Florida.
SEVENTH: This corporation shall have three (3) Directors initially. The number of Directors may be increased or diminished from time to time, by by-laws adopted by the stockholders, but shall never be less than three (3).
EIGHTH: The names and post office addresses of the members of the first Board of Directors and subscribers of these Articles of Incorporation are:

CLAYTON T. LYONS	910 Arcade Building 129 South Kentucky Avenue Lakeland, Florida
JOSEPH NEMECHEK	910 Arcade Building 129 South Kentucky Avenue Lakeland, Florida
E. SNOW MARTIN, JR.	910 Arcade Building 129 South Kentucky Avenue Lakeland, Florida
NINTH: These Articles of Incorporation may be amended in the manner provided by law. Every amendment shall be approved by the Board of Directors, proposed by them to the stockholders and approved at a stockholders’ meeting by a majority of the stock entitled to vote thereon, unless all the directors and all the stockholders sign a written statement manifesting their intention that a certain amendment of these articles of incorporation be made.
WITNESSES:

/s/ Clayton T. Lyons
Clayton T. Lyons
/s/ E. Snow Martin, Jr.
/s/ Joseph Nemechek
Joseph Nemechek
/s/ Janice H. Jones
/s/ E. Snow Martin, Jr.
E. Snow Martin, Jr.

STATE OF FLORIDA    )
COUNTY OF POLK    )
I hereby certify that on this day, before me, a Notary Public duly authorized in the State and County named above to take acknowledgments, personally appeared Clayton T. Lyons, Joseph Nemechek and E. Snow Martin, Jr. to me known to be the persons described as subscribers in and who executed the foregoing articles of incorporation and acknowledged before me that they subscribed to those articles of incorporation.
WITNESS my hand and official seal in the County and State named above this  22  day of September, 1969.

(SEAL)	/s/ Janice H. Jones
NOTARY PUBLIC, State of Florida At Large
My commission expires:	November 6, 1970

AMENDMENT TO ARTICLES OF INCORPORATION
OF
MASTER CONTAINERS, INC.
WHEREAS, the Articles of Incorporation of MASTER CONTAINERS, INC. were filed with and approved by the Secretary of State of the State of Florida on the 24th day of September, 1969; and
WHEREAS, it is the intention of all of the directors and all of the stockholders of MASTER CONTAINERS, INC. that the Articles of Incorporation of MASTER CONTAINERS, INC. be amended, in accordance with the proposed amendment hereinafter set forth; and
WHEREAS, the proposed amendment was approved and adopted by all of the directors of MASTER CONTAINERS, INC., pursuant to the provisions of Florida Statutes, Section 607.0821, on the 31 day of October, 1995; and
WHEREAS, the proposed amendment was approved and adopted by all of the stockholders comprising the only voting group of stockholders of MASTER CONTAINERS, INC., pursuant to the provisions of Florida Statutes, Section 607.0704, on the 31 day of October, 1995; and
WHEREAS, the approval of the Secretary of State of the State of Florida of the proposed amendment hereinafter set forth is hereby requested.
NOW, THEREFORE, the Articles of Incorporation of MASTER CONTAINERS, INC. are hereby amended, by deleting in its entirety the present third paragraph and by substituting therefor the following, to-wit:
“THIRD:    The total number of shares of capital stock authorized to be issued by the corporation (the “Shares”) shall consist of one class only and shall be comprised of 902,000 shares of common capital stock having a par value of $.10 per share of which (i) 9,020 shares shall be designated voting shares (the “Voting Shares”), entitling the holders thereof to one (1) vote with respect to all matters to be properly voted on by the stockholders of the corporation, and (ii) 892,980 shares shall be designated non-voting shares (the “Non-Voting Shares”), entitling the holders thereof to no voting rights. Each Voting Share and each Non-Voting Share shall participate equally in all dividends paid by the corporation and in the assets of the corporation upon its liquidation or dissolution. All or any part of the Shares may be paid for in cash, in property, or in labor or services actually performed for the corporation and valued at a fair valuation to be fixed by the Board of Directors at a meeting called for such purpose. All stock when issued shall be paid for and shall be nonassessable.”
IN WITNESS WHEREOF, this Amendment to Articles of Incorporation is hereby executed on behalf of MASTER CONTAINERS, INC., by its President and Secretary this 31 day of October, 1995.
MASTER CONTAINERS, INC.

By:    /s/ Thomas W. Lyons
Thomas W. Lyons, President

By:    /s/ Richard C. Lyons
Richard C. Lyons, Secretary
STATE OF FLORIDA

COUNTY OF POLK
The foregoing instrument was acknowledged before me this     31     day of        October        , 1995, by THOMAS W. LYONS and RICHARD C. LYONS, President and Secretary, respectively, of MASTER CONTAINERS, INC., a Florida corporation, who are personally known to me or who have produced ___________________ as identification.
/s/ Elizabeth C. Breton
Elizabeth C. Breton
Print Name
Notary Public
My Commission Expires: